EXHIBIT 10.3

TAX ALLOCATION AGREEMENT

     THIS TAX ALLOCATION AGREEMENT (this “Agreement”) is made between GREENVILLE FEDERAL FINANCIAL CORPORATION, a federally chartered corporation (the “Holding Company”), and GREENVILLE FEDERAL, a federal stock savings bank (the “Bank”), as of this ___day of ___2005.

     WHEREAS, the Holding Company is the common parent corporation of an affiliated group of corporations (the “Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), and the United States Treasury Regulations promulgated thereunder (the “Regulations”), and the Bank is a member of the Group (the Holding Company and the Bank hereinafter sometimes referred to as “Members”);

     WHEREAS, the Group may exercise the privilege granted to it by Code Section 1501 to file a consolidated federal income tax return (a “Consolidated Return”), beginning with the taxable year in which the Holding Company acquired the Bank or in any taxable year thereafter;

     WHEREAS, the Holding Company and the Bank desire to establish a method for allocating the consolidated federal income tax liability of the Group in a manner consistent with the Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure (developed by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Federal Reserve Board, and the Office of the Comptroller of the Currency); for reimbursing the Holding Company for payment of such tax liability; for compensating any Member for use of its net operating losses or tax credits in arriving at such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses or tax credits in subsequent taxable years;

     NOW, THEREFORE, the Holding Company and the Bank hereby agree as follows, intending to be legally bound:

     1. Filing and Preparation of Future Returns. Beginning with the taxable year in which the Members elect to file a Consolidated Return and for each taxable year thereafter, the Holding Company agrees that it will (a) prepare and file in a timely manner all such Consolidated Returns required to be filed by the Holding Company and (b) pay the taxes shown to be due thereon in a timely manner.

     2. Determination of Tax Payments.

          (a) Payments by the Bank. If a Consolidated Return is filed by the Group for any taxable year, the Bank’s payment obligation for such taxable year (the “Bank Payment Obligation”) shall be the amount set forth in paragraph (i) below as modified by paragraph (ii) below.

               (i) Allocation of Consolidated Tax Liability. The amount referred to in this paragraph (i) shall be an amount equal to the product of (A) the Consolidated Tax Liability (as defined in subsection (c) below) for such taxable year and (B) a fraction, the numerator of which is the Bank’s Taxable Income (as defined in subsection (c) below) for such taxable year and the denominator of which is the sum of the Taxable Incomes of all Members for such taxable year. This method of allocating Consolidated Tax Liability is intended to conform to the method provided for in Code Section 1552(a)(1) and Regulations Section 1.1552-1(a)(1).

               (ii) Additional Amounts. The amount computed pursuant to paragraph (i) above shall be increased by one hundred percent (100%) of the excess, if any, of the Bank’s Separate Return Tax Liability (as defined in subsection (c) below) for such taxable year over the amount computed pursuant to paragraph (i). This method for allocating additional amounts of Separate Return Tax Liability is intended to conform to the “percentage method” provided for in Regulations Section 1.1502-33(d)(3).

          (b) Compensation to the Bank for Tax Benefits to the Group. If a Consolidated Return is filed by the Group for any taxable year, the Holding Company’s payment obligation with respect to the Bank (the “Holding Company Payment Obligation”) shall be equal to the sum of (i) the portion of the tax refund (if any) received by the Group that is attributable to the net operating losses and/or tax credits of the Bank and (ii) the “additional amount” (if any) that would be allocated to the Holding Company if tax liability were allocated to it in accordance with the principles in subsection 2(a) of this Agreement. In no event, however, shall the Holding Company be required to pay to the Bank an amount in excess of the refund the Bank would be due if the Bank never had joined in the filing of a Consolidated Return. This provision is intended to ensure that, when the Bank incurs losses, it receives a payment from the Holding Company in an amount no less than the amount of the refund the Bank would have been entitled to receive as a separate entity.

          (c) Applicable Definitions. For purposes of this Agreement:

          (i) “Consolidated Tax Liability” shall mean the consolidated federal income tax liability of the Group for any taxable year for which the Group files a Consolidated Return;

          (ii) “Taxable Income” shall mean the separate taxable income of a Member computed in accordance with Regulations Section 1.1502-12 for the applicable taxable year, with the adjustments set forth in Regulations Section 1.1552-1(a)(1)(ii). If the computation of a Member’s Taxable Income, as provided herein, does not result in a positive amount, such Member’s Taxable Income shall be deemed to be zero; and

          (iii) “Separate Return Tax Liability” with respect to any Member for any taxable year is an amount equal to the federal income tax liability that would have been due if such Member had filed a separate federal income tax return for such taxable year with the modifications set forth in Regulations Section 1.1552-1(a)(2)(ii).

           (d) Examples. The following examples serve to illustrate the operation of this section (2).

                  (i) Suppose in year 1, the first year in which the Bank and the Holding Company file a Consolidated Return, that the Bank has Taxable Income of $100.00 and the Holding Company has Taxable Income of ($50.00) (a loss). The Consolidated Tax Liability, assuming a corporate tax rate of 35%, would be $17.50. The Bank’s Separate Return Tax Liability would be $35.00, and the Holding Company’s Separate Return Tax Liability would be $0.00. Under subsection 2(a), the Bank Payment Obligation is equal to $35.00, the amount calculated under paragraph 2(a)(i) plus the “additional amount” calculated under paragraph 2(a)(ii). The amount calculated under paragraph 2(a)(i)

is $17.50, i.e., the product of the Consolidated Tax Liability ($17.50) and a fraction the numerator of which is the Bank’s Taxable Income and the denominator of which is the sum of the positive Taxable Incomes of the Bank and the Holding Company ($35.00/($35.00 + $0.00) = 1). The amount calculated under paragraph 2(a)(ii) is an additional $17.50, i.e., the amount by which the Bank’s Separate Return Tax Liability ($35.00) exceeds the amount allocated to it under paragraph 2(a)(i) ($17.50). Thus, the Bank would pay the Holding Company $35.00, the same amount the Bank would have been required to pay if no Consolidated Return had been filed.

               (ii) Suppose in year 2 that the Bank has Taxable Income of ($200.00) (a loss) and the Holding Company has Taxable Income of $50.00. The Group would have no Consolidated Tax Liability and would be entitled to a $17.50 refund (as a result of carrying back the Bank’s year 2 loss to year 1). The Bank’s Separate Return Tax Liability would be $0.00, and the Holding Company’s Separate Return Tax Liability would be $17.50. The Holding Company Payment Obligation under subsection 2(b) is equal to $35.00, that is, the sum of (i) the portion of the $17.50 tax refund received by the Group that is attributable to the net operating losses and/or tax credits of the Bank ($17.50) and (ii) the “additional amount” that would be allocated to the Holding Company if tax liability were allocated to it in accordance with the principles in subsection 2(a) ($17.50). Thus, the Holding Company is required to pay the Bank $35.00, the amount of the refund the Bank would have received if no Consolidated Return had been filed.

               (iii) Alternatively, suppose in year 2 that the Bank has Taxable Income of ($200.00) (a loss) and the Holding Company has income of $100.00. The Bank’s Separate Return Tax Liability would be $0.00, and the Holding Company’s Separate Return Tax Liability would be $35.00. On these facts, the sum of the refund attributable to the Bank’s losses ($17.50) and the “additional amount” that would be allocated to the Holding Company if tax liability were allocated to it in accordance with the principles of subsection 2(a) ($35.00) is an amount ($52.50) that exceeds the refund the Bank would be due if the Bank always had filed separately. Because subsection 2(b) provides that the Holding Company is not required to pay the Bank an amount exceeding the refund the Bank would be due if the Bank never had joined in the filing of a Consolidated Return, the Holding Company Payment Obligation would be limited to $35.00.

     3. Alternative Minimum Tax. In the event the Group’s income tax obligation arising from the alternative minimum tax (the “AMT”) exceeds its regular tax on a consolidated basis, the amount by which the AMT exceeds the regular tax shall be equitably allocated to the Members for the purposes of determining the Bank Payment Obligation or the Holding Company Payment Obligation. The allocation shall be based on the portion of tax preferences, adjustments, and other items generated by each Member which causes the AMT to be applicable to the Group.

     4. Payments. For each taxable year with respect to which the Holding Company files a Consolidated Return which includes the Bank, the Bank Payment Obligation or the Holding Company Payment Obligation with respect to such taxable year shall be made as follows:

          (a) On (or within five business days of ) the date the Holding Company files the Consolidated Return, the Bank shall pay the Holding Company an amount equal to the Bank Payment Obligation; or

          (b) The Holding Company shall pay the Bank an amount equal to the Holding Company Payment Obligation within the time frame that the Bank normally would expect to receive a refund or credit for an overpayment from the respective taxing authorities had separate returns been filed.

     5. Other Income Taxes. In the event that there shall be imposed on the Bank any state or local tax based on net income to which the principles of consolidated income taxation such as those currently in effect under federal income tax rules may be applied and practiced, the parties agree that the provisions of this Agreement shall be applicable with respect to such state or local income taxes.

     6. Tax Adjustments. The effect of any changes to the taxable income, deductions or credits reported in a Consolidated Return as a result of adjustments made by the Internal Revenue Service or other appropriate authority or by the filing of an amended Consolidated Return shall be reflected in appropriate adjustments to the payments made by or to the Members pursuant to this Agreement. Any adjustment pursuant to this section 6 to a Bank Payment Obligation or to a Holding Company Payment Obligation shall be paid by the Bank or by the Holding Company, as the case may be, within thirty (30) days after a final determination of the related tax adjustment. Any adjustments to be made under this section 6 shall include any interest attributable thereto under Code Sections 6601 or 6611 and any penalties or additional amounts which may be imposed.

     7. Contests. Although the Holding Company shall have control of any audit or other proceeding involving a Consolidated Return, the Holding Company shall consult with the Bank prior to the settlement of any issue that would affect a separate tax return of the Bank for the taxable year in question, and shall treat and compensate the Bank equitably with regard to the settlement of any such issue.

     8. Termination. This Agreement shall be terminated if the Members unanimously agree in writing to such termination. Notwithstanding the termination of this Agreement, the obligations of the Members hereunder shall remain in effect with respect to any period of time during the taxable year in which the termination occurs for which income, gains, losses, deductions and credits of the Bank are required to be included in a Consolidated Return.

     9. Miscellaneous Provisions.

          (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

          (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Ohio from time to time obtaining.

          (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

          (d) The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above on behalf of the Holding Company and the Bank by their duly authorized officers and/or representatives.

GREENVILLE FEDERAL FINANCIAL CORPORATION
By:

Name:

Its:

GREENVILLE FEDERAL
By:

Name:

Its:

5